Exhibit 99.2

Philip Morris International Inc.
2014 First-Quarter Results Conference Call
April 17, 2014

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2014 first-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the first-quarter 2014 and comparing them to the same period in 2013, unless otherwise stated. References to PMI volumes are to PMI shipments. Industry volume and market shares are PMI estimates based on the latest data available from a number of internal and external sources. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income excluding general corporate expenses and the amortization of intangibles, plus equity income or loss in unconsolidated subsidiaries, net. OCI growth rates are on an adjusted basis, which excludes asset impairment, exit and other costs.

Data tables showing adjustments to net revenues and OCI, for currency, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures are at the end of today’s webcast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

Our business results in the first quarter are in line with the 2014 annual guidance that we shared with you in February. The quarter was impacted by a number of distortions that masked a much better performance at the net revenue and OCI level. Our business fundamentals remain solid and we are making progress in addressing the issues that we highlighted in February.

Today, we are increasing our reported diluted EPS guidance for 2014, at prevailing exchange rates, to a range of $5.09 to $5.19, versus $5.26 in 2013. Our revised guidance includes 61 cents of unfavorable currency, at prevailing exchange rates, compared to 71 cents previously disclosed, and a 3 cent restructuring charge related to the closure of our manufacturing facility in Australia. We have taken 1 cent of this charge this quarter to cover the cost of employee separation and expect to subsequently incur an estimated 2 cents of additional anticipated restructuring charges.

Our 2014 guidance represents a growth rate, excluding currency and this restructuring charge, of approximately 6% to 8%, compared to our adjusted diluted EPS of $5.40 in 2013.

(SLIDE 5.)

During the first quarter, cigarette volume declined by 4.4%, driven primarily by total industry volume contraction and unfavorable inventory movements. We estimate that, absent these inventory distortions, our underlying volume was down by around 2.0%.

Net revenues and adjusted OCI, both excluding currency, declined by 1.6% and 3.1%, respectively. The lower revenues and OCI were attributable to Japan and the Philippines, both of which were impacted by timing distortions. Net revenues and OCI, excluding these unfavorable distortions, as well as the impact of the change to PMI’s new business structure in Egypt, were essentially stable. Adjusted diluted EPS increased by 4.7%, excluding currency.

(SLIDE 6.)

Pricing was the key driver of our solid performance and a key reason why profits were impacted by a difficult year-on-year comparison. Our pricing variance reached $406 million in the first quarter of 2014, compared to $531 million during the same period last year when we benefited from favorable pricing related to inventory movements in a number of markets, and in particular in the Philippines following the very large January 2013 excise tax increase.

Since December, we have taken price increases in a wide range of markets, including Argentina, Australia, Brazil, Canada, Egypt, France, Indonesia, Japan, Mexico, Poland, Russia, Turkey and the UK. We recently announced to the trade in Germany that we will take a 20 Euro cent per pack price increase in June, essentially across our entire cigarette portfolio.

(SLIDE 7.)

Let me now turn to an update on key Regions and markets.

In the EU Region, we witnessed a 5.6% decline in cigarette industry volume, in line with the decrease that occurred during the second half of last year. This confirms a moderation in the unfavorable trend, despite persistently high unemployment levels.

We attribute this moderation to an apparent overall stabilization in illicit trade during 2013, a significant slow-down in the growth of e-vapor products in many markets and reduced down-trading to fine cut products. However, we should remember that the comparisons with 2013 are easier in the first half of this year. Consequently, we still forecast that cigarette industry volume may decline within a range of 6% to 7% for the full year 2014, though we expect it to be closer to 6% than 7%.

(SLIDE 8.)

We continue to outperform the industry in the EU Region. Our Regional market share increased by 0.9 points in the first quarter to 38.9%. We achieved share growth in five out of the six largest markets in the Region and expect our momentum to continue throughout the year.

(SLIDE 9.)

Our strong share performance is driven by the strength of our key international brands. Marlboro gained 0.4 points to reach a 19.1% Regional share despite continued weak consumer purchasing power. L&M grew by 0.3 share points to 6.9%. Chesterfield performed particularly well, gaining 0.6 points in the quarter to reach a Regional share of 4.9%.

(SLIDE 10.)

In the first quarter, cigarette industry volume in Italy remained very resilient with a decline of just 0.5%. This is attributable to a significant decline in the sales of e-vapor products, a stabilization of illicit trade and lower fine cut volumes.

The key issue in Italy is the ineffective excise tax structure. The country has the lowest specific-to-total excise tax ratio in the EU at 7.5%. This has encouraged competitors to introduce or re-position brands to the super-low 4 Euro per pack price segment and has resulted in an increase in the price gap to premium brands to one Euro per pack, which is a much wider gap than in markets such as France and Germany. Consequently, the super-low segment grew from 0.5% in the first quarter of last year to 11.9% this year, driven predominantly by down-trading from the low and mid-price segments, as well as in-switching from e-vapor products. We successfully entered the super-low segment this year by repositioning Chesterfield, which has already grown by 1.5 points to reach a level of 5.1% in the first quarter, while Marlboro’s share remained resilient at 25.6%.

In 2013, the State incurred a decrease in excise tax revenues for the first time in over a decade and the decline accelerated in the first quarter. We therefore hope that the government will soon address the issue of excise tax reform.

(SLIDE 11.)

Let me now move to the Asia Region.

As foreseen, the Japanese government increased the consumption tax from 5% to 8% on April 1. The resulting pass-on at retail was about 14 Yen per pack. We received approval to increase our average retail prices only in line with the tax increase.

As previously mentioned, we expect a slight acceleration in the rate of decline in cigarette industry volume from last year’s level of 2.0% to between 3.0% and 3.5%, due to the impact of the consumption tax-driven price increases on the overall economy.

(SLIDE 12.)

During the first quarter of this year, however, cigarette industry volume increased by 9.6% in Japan, driven by trade and consumer purchases ahead of the April tax-driven price increases. Our volume during this period was 9.1% lower, principally due to the adverse timing of PMI shipments and a lower market share.

Our reported market share declined by 2.0 points to 25.5% during the first quarter. However, this partly reflected the greater degree of trade inventory build-up by competition, which distorted market shares. Our estimated share of 25.9% on an adjusted basis was in line with our 2013 fourth quarter share.

Also during the quarter, we rolled-out the “Be Marlboro” marketing campaign that has been an integral part of the brand’s success in European and other markets. The initial feedback has been very positive. We believe that this campaign, along with Marlboro’s resilience and our future new product initiatives, should enable us to stabilize our share and eventually generate sequential gains.

(SLIDE 13.)

Let me now move to the Philippines, where tax-paid cigarette industry volume increased by 25.9% during the first quarter. This was mainly due to a lower build-up of inventories by the trade at the end of 2013 compared to the same period in 2012, due to a more moderate excise tax increase in January 2014.

There are strong indications that Mighty Corporation continues to declare about half of its production volume for tax purposes. The company is coming under increasing scrutiny from the Bureau of Internal Revenue. We hope that the introduction of tax stamps in June will further reinforce these efforts.

While the price of the Mighty brand has gone up at retail from 1 Peso to 1 Peso 50 per stick, Marvels still retails at 1 Peso 25 per stick and currently wholesales at a price that does not cover the full taxes due. We have responded with Jackpot at the same stick price as Marvels and Champion matching Mighty, while maintaining the price of Fortune slightly below 2 Pesos per stick. We were able to reach a share of the super-low price segment of over 50% in the first quarter. Our overall market share of 83.7% was higher than both our 2013 full-year and fourth quarter shares, but lower than our share in the first quarter of 2013.

Importantly, the total share of the super-low price segment has been declining recently. Going forward, the price increases that have occurred at the bottom of the market and our marketing efforts behind Marlboro and Fortune should enable us to further improve our market share and product mix trends.

(SLIDE 14.)

In Indonesia, during the first quarter of the year, cigarette industry volume declined by 1.0% and there was an acceleration of certain segment trends. The industry volume decline was driven by a sharp contraction of the low-price segment, which was down by 12.7%. This was attributable to the impact of Decree 131, the legislation that eliminated the preferential excise tax for so-called “sister companies” of large manufacturers, which resulted in significantly higher prices for a wide range of brands at the low end of the market. In addition, the reduction in fuel subsidies last year and food inflation significantly impacted low-income adult smokers. In the quarter, this particularly benefited the mid-price segment, where we have a strong position with U Mild, which gained 1.1 points to reach a share of 5.2%.

Although inflation has increased and the overall economic situation has somewhat softened, GDP growth remains over 5%. This, together with the positive demographic trends and the overall stable political environment, leads us to forecast total market growth of up to 1% in Indonesia for the full-year.

(SLIDE 15.)

During the first quarter, our market share in Indonesia declined by 1.6 share points to 34.6%, reflecting unfavorable price points and the impact of segment trends.

There was an acceleration in the decline in the hand-rolled, or “SKT” segment, which incurred a volume erosion of 16.1% in the quarter. The decline was particularly evident at the premium price end of the segment and this unfavorably impacted the volume and overall share of our Dji Sam Soe brand. While we have lost segment share in SKT due to an unfavorable price point for Dji Sam Soe and a widening in the brand’s price gap with competitive brands, PMI is performing well in the other taste segments. We will be investing more heavily this year to further boost the equity of brands, such as machine-made Sampoerna A and Dji Sam Soe Magnum. We therefore expect an improved market share performance during the second half of the year.

(SLIDE 16.)

I will now turn to Russia, where profit growth remains strong despite the impact of large tax-driven price increases.

Cigarette industry volume declined by an estimated 6.7% in the first quarter to 66.9 billion units though announced price increases of six to nine Rubles per pack only started to impact adult smokers as of February 2014. For the full-year, we are forecasting an industry volume decline of between 9% and 11%, mainly reflecting the impact of higher prices and a foreseen increase in illicit trade, this despite the growing efforts of the authorities to stamp out counterfeit production and stop the import of contraband and illicit whites.

Our brand performance in the first quarter was strong. Our market share of 26.7% through the end of February was up by 0.5 points versus a year earlier and up by 0.4 points compared to the fourth quarter of 2013. Our segment share was higher in the premium and low-price segments, notably behind the success of Parliament and Bond Street. Our profits in the quarter grew at a double-digit rate, excluding currency. This is before the contribution of our 20% shareholding in Megapolis, an investment that is bringing about gradual improvements in our market penetration as well as providing an attractive financial return. We remain optimistic about the prospects for our business this year and beyond in Russia.

(SLIDE 17.)

Looking at our top 30 OCI markets worldwide, our share in the first quarter of 2014 declined by 0.2 points to 36.5%, driven notably by a lower share in Indonesia and Japan, but largely offset by our strong performance in the EU Region.

(SLIDE 18.)

Marlboro has been a key driver of our good share performance. During the first quarter, Marlboro progressed to reach an international share of 9.2%. It gained share in three out of our four Regions, with a particularly strong performance in the EU Region. Its share decline in the Latin America and Canada Region reflects consumer down-trading and distorted shipment patterns in Mexico, while the brand performed well in other markets in the Region.

(SLIDE 19.)

We continue to be focused on costs and productivity to further drive the expansion of our profits. We have an annual cost savings and productivity target of $300 million this year. We have implemented a number of initiatives across our supply chain to achieve this objective.

We are also continuing to optimize our global footprint and announced the closure at the end of this year of our manufacturing facility in Melbourne, Australia. Production will be consolidated in our factory in South Korea.

We have entered into consultations with employee representatives in the Netherlands on a proposal to discontinue cigarette production at our Bergen op Zoom facility. The proposal is subject to consultation with the Dutch Works Council and approval by the PM Holland Supervisory Board. Consultation with the European Works Council is also required. Subject to the final outcome of the consultations and fulfillment of certain other conditions, we would anticipate to implement the contemplated decision by October 2014.

(SLIDE 20.)

We remain committed to generously rewarding our shareholders through a combination of dividends and share repurchases. Our target dividend pay-out ratio remains an attractive 65% and our dividend yield last Friday was 4.5%.

During the first quarter, we spent $1.25 billion to repurchase 15.4 million shares at an average price of $81.12 and are targeting to spend $4.0 billion during the full-year.

(SLIDE 21.)

In conclusion, our guidance reflects a full-year growth rate of approximately 6% to 8% in adjusted diluted EPS, excluding currency and the restructuring charge.

Our overall business is in good shape, though the unfavorable volume/mix remains a key challenge due to cigarette industry volume trends. Our performance in the EU Region is improving with our leading brands all gaining market share. Furthermore, trends in the first quarter confirm the slight moderation in cigarette industry volume decline. We are starting to see signs of a stabilization in our underlying share performance in Japan and the Philippines. The accelerated decline of the hand-rolled segment and unfavorable price points in Indonesia have impacted our overall market share but we are performing well in the machine-made segments. We are growing share and profits in Russia and our business across the EEMA Region is performing well. While pricing remains the key driver of our performance, this is being complemented by cost savings and productivity programs.

Finally, we are ramping up our organization ahead of our exciting city tests later this year and our first national commercial launch in 2015 of Reduced-Risk Products. This is the term we use to refer to products that have the potential to reduce individual risk and population harm. We will complete our eight clinical trials this year and are continuing our perception and behavioral studies. We are preparing the packaging and the labeling of the products. As previously stated, the increased investments this year will be around $100 million. Finally, we are moving forward with the construction of a 30-billion unit HeatStick tobacco stick factory in Bologna, Italy, which will be completed by 2016.

(SLIDE 22.)

Thank you. I will now be happy to answer your questions.

(SLIDE 23.)

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team, who are currently in Switzerland.

Thank you again and have a nice day.